EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Alton Lewis, CEO/(985) 375-0350
Eric Dosch, CFO/(985) 375-0308

FIRST GUARANTY BANCSHARES, INC. ADDED TO RUSSELL 2000 INDEX

Hammond, LA, July 8, 2022 – First Guaranty Bancshares, Inc., holding company of First Guaranty Bank, the Best Small Bank in Louisiana and the U.S., announces that is has been added to the Russell 2000 index at the conclusion of the 2022 Russell indexes annual reconstitution.

Annual reconstitution of the Russell indexes captures the 4,000 largest U.S. stocks as of May 6, 2022, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000®Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“We are thrilled to once again be added to the Russell 2000 Index,” said Alton Lewis, President and CEO of First Guaranty Bank.

“This addition is a testament to our continued growth and philosophy of improving every single day.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About First Guaranty Bancshares, Inc.
First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-six locations throughout Louisiana, Texas, Kentucky and West Virginia. First Guaranty’s common stock trades on the NASDAQ under the symbol FGBI. For more information, visit www.fgb.net.

About FTSE Russell
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.